Amendment to
                              Subadvisory Agreement

Schedule A of the Subadvisory Agreement between American Express Financial Corporation ("AEFC") and Turner Investment Partners, Inc. ("Subadviser") dated April 7, 2003, is amended to read as follows:

     Compensation pursuant to Paragraph 4 of the Subadvisory Agreement shall be calculated in accordance with the following schedule, with respect to assets that are subject to the Subadviser's investment discretion in the following funds,:

     For AXP Partners Small Cap Growth Fund, a series of AXP Partners Series, Inc. (agreement between the Fund and AEFC dated December 1, 2002)

           Average Daily Net Assets*                     Rate
           First $50 million                             60 bp
           Next $150 million                             55 bp
           Thereafter                                    50 bp


     For AXP Partners Aggressive Growth Fund, a series of AXP Partners Series, Inc. (agreement between the Fund and AEFC dated January 9, 2003)

           Average Daily Net Assets*                     Rate
           First $100 million                            55 bp
           Next $100 million                             45 bp
           Next $200 million                             40 bp
           Thereafter                                    38 bp

     * When average daily net assets exceed the first breakpoint, multiple rates will apply, resulting in a blended rate, e.g. if average daily net assets for AXP Partners Aggressive Growth Fund are $150 million, a rate of 55 bp would apply to $100 million and a rate of 45 bp would apply to $50 million.

In witness whereof, the parties have caused this Amendment to be executed by their officers designated below as of this 21st day of July, 2003.

AMERICAN EXPRESS                            TURNER INVESTMENT
FINANCIAL CORPORATION                       PARTNERS, INC.



By: /s/ Paula R. Meyer                     By: /s/ John N. Grady
    ------------------------                   ----------------------------
          Signature                                  Signature

        Paula R. Meyer                     Name:   John. N. Grady
                                                 ----------------------------
        Senior Vice President and                     Printed
        General Manager - Mutual Funds
                                           Title: Chief Operating Officer
                                                  ----------------------------
                                                      Printed

                              SUBADVISORY AGREEMENT


         Agreement made as of the 7th day of April, 2003, by and between American Express Financial Corporation, a Delaware corporation ("AEFC"), and Turner Investment Partners, Inc., a Pennsylvania corporation ("Subadviser").

         WHEREAS the Fund listed in Schedule A is a series of an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act").

         WHEREAS AEFC has entered into an Investment Management Services Agreement dated January 9, 2003 (the "Advisory Agreement") with the Fund pursuant to which AEFC provides investment advisory services to the Fund.

         WHEREAS AEFC desires to retain Subadviser to provide investment sub-advisory services to the Fund, and Subadviser is willing to render such investment sub-advisory services.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.   Subadviser's Duties.

     (a) Portfolio Management. Subject to supervision by AEFC and the Fund's Board of Directors (the "Board"), Subadviser shall manage the investment operations and the composition of that portion of assets of the Fund which is allocated to Subadviser (the "Assets") from time to time by AEFC (which portion may include any or all of the Fund's assets), including the purchase, retention, and disposition thereof, in accordance with the Fund's investment objectives, policies, and restrictions, and subject to the following understandings:

          (i) Investment Decisions. Subadviser shall determine from time to time what investments and securities will be purchased, retained, or sold with respect to the Assets, and what portion of such assets will be invested in cash equivalents or held uninvested as cash. Subadviser is prohibited from consulting with any other subadviser of the Fund concerning transactions of the Fund in securities or other assets, other than for purposes of complying with the conditions of Rule 12d3-1(a) or (b).

          (ii) Investment Limits. In the performance of its duties and obligations under this Agreement, Subadviser shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in the (A) Fund's Prospectus and Statement of Additional Information ("SAI"); (B) instructions and directions of AEFC and of the Board; (C) requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, as applicable to the Assets Fund, and all other applicable federal and state laws and regulations; and (D) the procedures and standards set forth in, or established in accordance with, the Advisory Agreement.

         (iii) Portfolio Transactions.

               (A) Trading. With respect to the securities and other investments to be purchased or sold for the Fund, Subadviser shall place orders with or through such persons, brokers, dealers, or futures commission merchants (including, but not limited to, broker-dealers that are affiliated with AEFC or Subadviser and which may obtain compensation therefrom) selected by Subadviser in its discretion; provided, however, that such orders shall be consistent with the brokerage policy set forth in the Fund's Prospectus and SAI, or approved by the Board; conform with federal securities laws; and be consistent with "best execution" (securing the most favorable price and efficient execution available). The Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. Within the framework of this policy, in selecting the broker-dealer to execute a particular transaction, the Sub-Advisor may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of th4e Securities Exchange Act of 1934). Consistent with any guidelines established by the Board, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a fund transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer - - viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to the Fund.

               (B) Aggregation of Trades. On occasions when Subadviser deems the purchase or sale of a security or futures contract to be in the best interest of the Fund as well as other clients of Subadviser, Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by Subadviser in the manner Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

          (iv) Records and Reports. Subadviser shall maintain such books and records required under the 1940 Act as shall be agreed upon from time to time by the parties hereto, shall render to the Board such periodic and special reports as the Board or AEFC may reasonably request, and shall meet with any persons at the request of AEFC or the Board for the purpose of reviewing Subadviser's performance under this Agreement at reasonable times and upon reasonable advance written notice.

          (v) Transaction Reports. Subadviser shall provide the Fund's custodian on each business day with information relating to all transactions concerning the Fund's assets and shall provide AEFC with such information pursuant to procedures agreed upon by AEFC and Subadviser.

     (b) Subadviser's Directors, Officers, and Employees. Subadviser shall authorize and permit any of its directors, officers, and employees who may be elected as directors or officers of the Fund to serve in the capacities in which they are elected. Services to be furnished by Subadviser under this Agreement may be furnished through any such directors, officers, or employees.

     (c) Maintenance of Records. Subadviser shall timely furnish to AEFC all information relating to Subadviser's services hereunder which are needed by AEFC to maintain the books and records of the Fund required under the 1940 Act. Subadviser shall maintain for the Fund the records required by paragraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10) and (f)
          of Rule 31a-1 under the 1940 Act and any additional records as agreed upon by Subadviser and AEFC. Subadviser agrees that all records which it maintains for the Fund are the property of the Fund and Subadviser will surrender promptly to the Fund any of such records upon the Fund's request; provided, however, that Subadviser may retain a copy of such records. Subadviser further agrees to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

     (d) Fidelity Bond and Code of Ethics. Subadviser will provide the Fund with reasonable evidence that, with respect to its activities on behalf of the Fund, Subadviser is maintaining (i) adequate fidelity bond insurance and (ii) an appropriate Code of Ethics and related reporting procedures.

2. AEFC's Duties. AEFC shall continue to have responsibility for all other services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review Subadviser's performance of its duties under this Agreement. AEFC shall also retain direct portfolio management responsibility with respect to any assets of the Fund which are not allocated by it to the portfolio management of Subadviser as provided in paragraph 1(a) hereof. AEFC agrees to comply with all applicable federal and state law and regulation in the performance of its obligations hereunder.

3. Documents and Information Provided to Subadviser. AEFC has delivered or will deliver to Subadviser current copies and supplements thereto of each of the Prospectus and SAI pertaining to the Fund, will promptly deliver to it all future amendments and supplements, if any, will promptly advise Subadviser in writing, consistent with sub-paragraphs 1(a)(ii)(A), (B) and
     (D) hereof, of all instructions and directions of AEFC and the Fund's Board and all procedures and standards set forth in or established in accordance with the Advisory Agreement, as may be established or amended from time to time, and will promptly deliver to or advise Subadviser in writing of any other information or materials relevant to Subadviser's portfolio management responsibilities under this Agreement.

4. Compensation of Subadviser; Expenses. For the services provided and the expenses assumed pursuant to this Agreement, AEFC will pay to Subadviser, effective from the date of this Agreement, a fee which shall be accrued daily and paid monthly, on or before the last business day of the next succeeding calendar month, from the Fund's assets at the annual rates as a percentage of the Fund's average daily net assets set forth in the attached Schedule A, which Schedule can be modified from time to time to reflect changes in annual rates, subject to appropriate approvals required by the 1940 Act, if any. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such month bears to the full month in which such effectiveness or termination occurs.

     During the term of this Agreement, Subadviser will pay all expenses incurred by it in connection with rendering portfolio management services under this Agreement. Subadviser shall have no obligation to pay or liability with respect to all costs and expenses of the Fund's operation, including but not limited to those for custody, interest, taxes, brokerage, transfer agency, dividend disbursement, accounting, pricing of shares, legal and auditing services, filing and registration, shareholder reports or shareholder meetings, the costs and expenses of the Adviser in overseeing the above or Subadviser, and any extraordinary costs or expenses such as relating to litigation against the Adviser or the Fund.

5.   Liability  of  Subadviser.  Subadviser  agrees to  perform  faithfully  the services required to be rendered to the Fund under this Agreement, but nothing herein contained shall make Subadviser or any of its officers, directors, or employees liable for any loss sustained by the Fund or its officers, directors, or shareholders, or any other person on account of the services which Subadviser may render or fail to render under this Agreement; provided, however, that nothing herein shall protect Subadviser against liability to the Fund or to any of its shareholders, to which Subadviser would otherwise be subject, by reason of its willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. Nothing in this Agreement shall protect Subadviser from any liabilities which it may have under the 1933 Act or the 1940 Act.

6. Representations of Subadviser. Subadviser represents and warrants as follows:

     (a) Subadviser (i) is registered as an investment advisor under the Advisers Act of 1940 (the "Advisers Act") and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify AEFC of the occurrence of any event that would disqualify Subadviser from serving as an investment advisor of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

     (b) Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide AEFC with a copy of the code of ethics, together with evidence of its adoption. Within 45 days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of Subadviser shall certify to AEFC that Subadviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of Subadviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of AEFC, Subadviser shall permit AEFC, its employees, or its agents to examine the reports required to be made to Subadviser by Rule 17j-1(c)(1) and all other records relevant to Subadviser's code of ethics.

     (c) Subadviser has provided AEFC with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the Securities and Exchange Commission ("SEC") and promptly will furnish a copy of all amendments to AEFC at least annually.

     (d) Subadviser will promptly notify AEFC of any changes in the controlling shareholder(s) or in the key personnel who are either the portfolio manager(s) responsible for the Asset or senior management of Subadviser, or if there is otherwise an actual or expected change in control or management of Subadviser.

     (e) Subadviser agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Fund or AEFC, or any of their respective affiliates in offering, marketing, or other promotional materials without the prior written consent of AEFC; except that Subadviser may refer to the Fund and/or to AEFC in its listings of clients and may include the Assets in its listing of assets under management.

7.   Representations of AEFC. AEFC represents and warrants as follows:

     (a) AEFC (i) is registered as an investment advisor under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Subadviser of the occurrence of any event that would disqualify AEFC from serving as an investment advisor of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. AEFC also represents and warrants that the Subadviser has been duly appointed by the Board and/or Fund shareholder action, that the Fund and/or the corporation of which it is a series is duly organized, validly existing and is in good standing under the laws of the State of its incorporation, and that to the best of its knowledge the Fund is in compliance and shall at all times use its best efforts to comply with applicable federal and state law and regulation.

     (b) AEFC agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with Subadviser, or any of its affiliates in offering, marketing, or other promotional materials without the prior written consent of Subadviser.

8.   Liability and Indemnification.

     (a) Except as may otherwise be provided by the 1940 Act or any other federal securities law, Subadviser, any of its affiliates and any of the officers, directors, employees, consultants, or agents thereof shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by AEFC or the Fund as a result of any error of judgment or mistake of law by Subadviser with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Subadviser for, and Subadviser shall indemnify and hold harmless the Fund, AEFC, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended ("1933 Act")) (collectively, "AEFC Indemnitees") against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the AEFC Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Subadviser in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to AEFC or the Fund by the

          Subadviser Indemnitees (as defined below) for use therein; or (iii) any violation of federal or state statutes or regulations by Subadviser. It is further understood and agreed that Subadviser may rely upon information furnished to it by AEFC that it reasonably believes to be accurate and reliable. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver of limitation of any rights which AEFC may have under any securities laws.

     (b) Except as may otherwise be provided by the 1940 Act or any other federal securities law, AEFC and the Fund shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by Subadviser as a result of any error of judgment or mistake of law by AEFC with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of AEFC for, and AEFC shall indemnify and hold harmless Subadviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, "Subadviser Indemnitees") against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Subadviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of AEFC in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to AEFC which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon written information furnished to AEFC or the Fund by a Subadviser Indemnitee for use therein, or (iii) any violation of federal or state statutes or regulations by AEFC or the Fund.

     (c) After receipt by AEFC or Subadviser, its affiliates, or any officer, director, employee, or agent of any of the foregoing, entitled to indemnification as stated in (a) or (b) above ("Indemnified Party") of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this section ("Indemnifying Party"), such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof as soon as practicable after the summons or other first written notification giving information of the nature of the claim that has been served upon the Indemnified Party; provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this section, except to the extent that the omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is damaged solely as a result of the failure to give such notice. The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in the proceeding, and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (1) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (2) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation by both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

9.   Duration and Termination.

     (a) Unless sooner terminated as provided herein, this Agreement shall continue in effect for a period of more than two years from the date written above only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of 12 months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940
          Act) of the Fund.

          (b) Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund on 60 days' written notice to Subadviser. This Agreement may also be terminated, without the payment of any penalty, by AEFC (i) upon 60 days' written notice to Subadviser; (ii) upon material breach by Subadviser of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; or (iii) immediately if, in the reasonable judgment of AEFC, Subadviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as the insolvency of Subadviser or other circumstances that could adversely affect the Fund. Subadviser may terminate this Agreement at any time, without payment of any penalty, on 60 days' written notice to AEFC. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Advisory Agreement.

10. Subadviser's Services Are Not Exclusive. Nothing in this Agreement shall limit or restrict the right of any of Subadviser's directors, officers, or employees who may also be a director, officer, or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual, or association.

11. References to Subadviser. During the term of this Agreement, AEFC agrees to furnish to Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to sales personnel, shareholders of the Fund or the public, which refer to Subadviser or its clients in any way, prior to use thereof and not to use such material if Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed upon) after receipt thereof. Sales literature may be furnished to Subadviser hereunder by first-class or overnight mail, electronic or facsimile transmission, or hand delivery.

12. Notices. Any notice under this Agreement must be given in writing as provided below or to another address as either party may designate in writing to the other.

                  Subadviser:

                           Turner Investment Partners, Inc.
                           1205 Westlakes Drive, Suite 100
                           Berwyn, PA  19312

                  Attn:    Amy Duling, Intermediary Distribution Group -
                           National Account Director
                  Fax:     610-786-0822

                  With a copy to:

                  John H. Grady
                  Chief Operating Officer and General Counsel
                  Turner Investment Partners, Inc.
                  1205 Westlakes Drive, Suite 100
                  Berwyn, PA 19312
                  Fax:  484-329-2668

                  AEFC:

                           Vice President - Product Development and Research American Express Financial Corporation
                           435 AXP Financial Center
                           Minneapolis, MN 55474
                           Fax: 612-671-7801

                           with a copy to:

                           H. Bernt von Ohlen Vice
                           President and Group Counsel
                           American Express Financial Advisors Inc.
                           50606 AXP Financial Center Minneapolis, MN 55474
                           Fax: 612-671-3767

13. Amendments. No material provision of this Agreement may be amended unless by mutual consent of the parties hereto, subject to approval by the Board and the Fund's shareholders to the extent required by the 1940 Act.

14. Assignment. No assignment (as defined in the 1940 Act) shall be made by AEFC or the Subadviser without the prior written consent of the other. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers, or employees of AEFC or the Subadviser except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder.

15. Governing Law. This Agreement shall be governed by the laws of the State of Minnesota, without giving effect to the conflicts of laws principles thereof, or any applicable provisions of the 1940 Act. To the extent that the laws of the State of Minnesota, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

16. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

17. Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

18. Interpretation. Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

19. Headings. The headings in this Agreement are intended solely as a convenience and are not intended to modify any other provision herein.

20. Authorization. Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.

21. Confidentiality. Each party agrees that it will treat confidentially all information provided by another party regarding the other party's business and operations, including without limitation the investment activities or holdings of a Fund. All confidential information provided by a party hereto shall not be disclosed to any unaffiliated third party without the prior consent of the providing party. The foregoing shall not apply to any information that is public when provided or thereafter becomes public or which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction, by any auditor of a party, pursuant to judicial or administrative process or otherwise in accordance with applicable law or regulation.

22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.




IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

AMERICAN EXPRESS                            TURNER INVESTMENT
FINANCIAL CORPORATION                       PARTNERS, INC.



By: /s/Paula R. Meyer                     By: /s/ John N. Grady
    ---------------------------------         ------------------------------
         Signature                                  Signature

Name:  Paula R. Meyer                     Name:   John. N. Grady
      -------------------------------           ----------------------------
          Printed                                     Printed

       Senior Vice President and
Title: General Manager - Mutual Funds     Title: Chief Operating Officer
       -------------------------------           ----------------------------
                                                      Printed

                              SUBADVISORY AGREEMENT

                                   SCHEDULE A


Compensation pursuant to Paragraph 4 of Subadvisory Agreement shall be calculated in accordance with the following schedule:


         Average Daily Net Assets                             Rate
         First $100 million                                   55bp
         Next $100 million*                                   45 bp
         Next $200 million*                                   40 bp
         Thereafter*                                          38 bp


* These rates are not retroactive. When average daily net assets exceed $100 million, multiple rates will apply, resulting in a blended rate, e.g. if average daily net assets are $150 million, a rate of 55 bp would apply to $100 million and a rate of 45 bp would apply to $50 million.

The rates set forth above apply to average daily net assets that are subject to the Subadviser's investment discretion in the following fund:

   AXP Partners Aggressive Growth Fund, a series of AXP Partners Series, Inc.







Date: April 7, 2003